EXHIBIT k(5)

CONFIDENTIAL

AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of June 17, 2022 (“Effective Date”):

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between the Fund and ALPS dated March 31, 2015, as amended or restated from time to time
“ALPS”	ALPS Fund Services, Inc.
“SS&C Tech”	SS&C Technologies, Inc.
“Fund”	Alternative Credit Income Fund
“New Fund”	ACIF Master Blocker LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.
SS&C Technologies, Inc.

By:	/s/ Kenneth Fullerton

Name:	Kenneth Fullerton

Title:	Authorized Signatory

Alternative Credit Income Fund		ACIF Master Blocker LLC

By:	/s/ Brandon Satoren	By:	/s/ Brandon Satoren

Name:	Brandon Satoren	Name:	Brandon Satoren

Title:	Chief Accounting Officer	Title:	Chief Accounting Officer

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”) is added as a Party only for the purposes of providing the Tax Matters Services as defined and listed under Section 6 below; ALPS is the responsible Party for providing all other Services.

2.	ACIF Master Blocker LLC, a limited liability company organized in the State of Delaware (“New Fund”) is added as a Party; all references of “Fund” or “Funds” shall be deemed to include New Fund.

3.	Section 2(a) is deleted in its entirety and replaced with:

2(a) Fund agrees to pay, the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by Fund shall not limit SS&C’s rights of recourse against Fund.

4.	Section 2(b) is deleted in its entirety and replaced with “[Reserved].”

5.	The ALPS contact information in Section 20 Notices is deleted in its entirety and replaced with: To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: General Counsel

Email: aaislegal@alps.com

notices@sscinc.com

6.	Services are added under a new Section titled “Tax Matters (U.S. Federal Income Tax Related)” of Appendix B Services:

Tax Matters (U.S. Federal Income Tax Related) (applicable only to ACIF Master Blocker LLC)

1.	Coordinate with Fund’s team and its tax services firm to calculate Fund current year’s earnings and profits in order to calculate the character of income in the dividend distributions. Fund shall inform SS&C of all tax elections made or to be made on a timely basis and provide SS&C with all related correspondence with the United States Internal Revenue Service (“IRS”).

2.	Prepare a draft U.S. Federal income tax return for Funds that are treated as corporations under the U.S. Internal Revenue Code of 1986 (the “Code”) on Form 1120 and, if applicable, Form 1120F and other relevant schedules and supporting workpapers including tax return extensions and payments due at April 15 each year.

3.	Prepare a draft of related U.S. state tax and local returns due.

4.	Identify and/or coordinate with a third party public accounting firm to provide tax partner review and signature on the business tax filings including Form 1120 and related U.S. state tax returns or filings.

5.	Prepare quarterly corporate taxable income estimate calculations and remit payments to the IRS and state and local tax authorities.

6.	Prepare and review ASC 740 tax provision calculations for third party audits.

7.	Review and respond to tax notices from the IRS, state and locality.

8.	As agreed in writing with management and to be billed at SS&C’s standard rate, perform the Services listed in this Section, which shall not commence until the beginning of the calendar quarter next occurring after 30 days' written notice by management to SS&C:

(i)	Calculate foreign withholding payments under the §§1441-1446 of the Code and prepare U.S. Federal income tax Form 1042/8804 as required.

(ii)	Remit Form 1042/8804 as required to IRS using FIRE system.

(iii)	Prepare U.S. Federal income tax Form 1099-DIV, INT and MISC in respect of payments by Fund as agreed in writing with Fund.

9.	SS&C will not prepare any other tax returns, filings or schedules unless specifically agreed in writing with Fund.

10.	SS&C’s only responsibility in connection with the preparation of defective tax returns, reports or forms for which SS&C is responsible shall be the preparation of corrected returns, filings or forms, as appropriate.

7.	Appendix C is deleted in its entirety and replaced with “[Reserved].”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.